EXHIBIT 99.1

Final For Immediate Release

Company Contact:
Lawrence L. Spanley
Chief Financial Officer
(314) 621-0699

Investor Contact:
Integrated Corporate Relations
Allison Malkin
(203) 682-8225

BAKERS FOOTWEAR ANNOUNCES LEASE ACCOUNTING CORRECTION
Change to have no impact on Fourth Quarter or Fiscal 2004 Net Income

ST. LOUIS, Mo., February 17, 2005 – Bakers Footwear Group (Nasdaq: BKRS) today announced that it will correct its accounting for landlord allowances received for leasehold improvements in compliance with FASTB No. 88-1. This change will be implemented in the fourth quarter of fiscal 2004, and will have an immaterial impact on property and equipment, total assets, total liabilities, cash provided by operating activities, and cash used in investing activities. This change will have no impact on net income, sales or shareholders’ equity. The Company plans to report fourth quarter and fiscal 2004 year results on March 11, 2005.

After consultation with its external auditors, Bakers Footwear Group is correcting its accounting for landlord allowances. Previously, construction allowances received from landlords for leasehold improvements were accounted for as a reduction of capital expenditures. Effective with the fourth quarter of 2004, landlord allowances will instead be accounted for as accrued rent liabilities. The effect of this change will be that landlord allowances will be amortized over the related lease terms as a reduction of rent expense, rather than as a reduction of depreciation expense. This change will be immaterial to operating income.

To correct the classification of all landlord allowances received for existing leases through the end of the third quarter of 2004, the company will make a cumulative adjustment as of the beginning of the fourth quarter of 2004, increasing property and equipment, and increasing accrued rent liabilities, by approximately $817,000 each. Prior years’ and prior quarters’ financial results will not be restated due to the immateriality of this issue to the Company’s operating results, financial position, or cash flows for the current year or any individual prior year or quarter.

About Bakers Footwear Group
Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 200 stores nationwide under two formats, Bakers and Wild Pair. Bakers stores focus on women between the ages of 12 and 29. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 24.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.